Exhibit 99.1

Press Release

 PFSweb to Appoint Robert Frankfurt to Board of Directors

Allen, TX – March 18, 2019 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, today announced that, after discussions with representatives of the Engine Capital, LP, the Company’s Board of Directors (the “Board”) has voted to appoint Robert Frankfurt as a director of the Board effective immediately.  The Board will also nominate Mr. Frankfurt for election as a director in the Company’s proxy statement for its 2019 annual meeting of stockholders in connection with a settlement and standstill agreement entered into on March 15, 2019 with Arnaud Ajdler, Engine Capital, LP, Engine Jet Capital LP, Engine Capital Management, LP, Engine Capital Management GP, LLC, and Engine Investments, LLC. (the “Ajdler Group”).

Mr. Frankfurt, 53, is currently President and Founder of Myca Partners (“Myca”).  Prior to founding Myca in 2006, Mr. Frankfurt spent more than a decade as a Partner and senior portfolio manager at various investment partnerships including Steel Partners and Sandell Asset Management.  Mr. Frankfurt began his career as a financial analyst in the mergers and acquisitions department of Bear, Stearns & Co. and later joined Hambro Bank America as an associate focused on merger and acquisition and venture capital transactions.  Mr. Frankfurt graduated from the Wharton School of Business in 1987 with a B.S. in Economics and he received his MBA at the Anderson Graduate School of Management at UCLA in 1995 where he was a Venture Capital Fellow and served as Alumni Class President.

A copy of the settlement and standstill agreement will be filed with the Securities and Exchange Commission by the Company on Form 8-K

About PFSweb, Inc.

PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:

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